Exhibit 99.2

Greif, Inc.
Second Quarter 2021 Earnings Results Conference Call
June 10, 2021
CORPORATE PARTICIPANTS
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR, External Relations & Sustainability
Peter G. Watson Greif, Inc. - President, CEO & Director
CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - MD & Senior Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Senior Analyst
George Leon Staphos - BofA Securities, Research Division - - MD and Co-Sector Head in Equity Research

Justin Laurence Bergner Gabelli Funds, LLC - Research Analyst

Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst

Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division -Senior Research Associate

PRESENTATION
Operator
Good day, and thank you for standing by. Welcome to the Greif Q2 2021 Earnings Call. At this time, all participants are in a listen-only mode. Please be advised that today's conference is being recorded. After the speakers’ presentation, there will be question and answer session. To ask a question during the session, you will need to press star one on your telephone.

I would now like to turn the call over to your speaker today, Matt Eichmann. Please go ahead.

Matt Eichmann - Greif, Inc. - VP of IR, External Relations & Sustainability

Thanks a lot, Amy, and good morning, everyone. Welcome to Greif's Second Quarter Fiscal 2021 Earnings Conference Call.
This is Matt Eichmann. I'm joined by Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry will take questions at the end of today's call.

In accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues you consider important because we're prohibited from discussing material, nonpublic information with you on an individual basis. Please limit yourself to one question and one follow up before we returning to the queue.

Please turn to slide two. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures, and reconciliations to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now I turn the presentation over to Pete on slide three.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Matt, and good morning, everyone. We really appreciate your interest in Greif.

Our purpose at Greif is to safely package and protect our customers' goods and materials to serve the essential needs of communities all around the world. And that common purpose, combined with our vision to excel in customer service, binds our global colleagues and motivates us to perform at our best. And I want to make sure I thank the global Greif team for these efforts.

In the second quarter, we generated strong year-over-year volume growth in most of our key global industrial packaging substrates. We also experienced robust demand in our corrugated sheet feeder network and significant demand improvement in our tube and core business. While inflation remains challenging, we are executing strategic pricing decisions and contractual price increases to recover costs and stay ahead of the inflation curve. This disciplined focus is helping us deliver solid financial results and reduce our leverage.

Our second quarter adjusted free cash flow grew by more than $47 million versus the prior year, and we repaid $235 million of debt. With improved visibility into the back half of the year, we are reintroducing fiscal 2021 annual guidance and anticipate generating adjusted Class A earnings per share of $4.70 at the midpoint.

Finally, we continue to make meaningful progress against our strategic priorities. We recently completed our fourth annual colleague engagement survey, which ranks us in the top decile of all manufacturers. In addition, we published our 12th annual sustainability report, reflecting the progress we've made around ESG and enhanced our customer service capabilities in line with our stated vision.

I'd ask you now to turn to slide four. The Global Industrial Packaging business delivered strong second quarter results. Global steel drum volumes increased by roughly 3% on a per day basis versus the prior year, while global rigid IBCs and large plastic drum volumes rose by nearly 8% on a per day basis, and our global IBC volumes were a quarterly record. Average selling prices were up across all key global substrates year-over-year due to raw material pass-through arrangements and strategic pricing decisions.

Product demand was strongest in APAC, where steel drum and rigid IBC and FIBC volumes rose by 14% and 11%, respectively, on a per day basis versus the prior year and benefited from improved industrial trends. Demand conditions were solid throughout most of Europe, where steel drum, rigid IBCs and FIBCs rose by mid-single digits on a per day basis.

In North America, which features our most diverse product portfolio mix, steel drum volumes were down single digits, while rigid IBCs, fiber drums and FIBCs displayed mid-single-digit growth on a per day basis versus prior year.

We continue to see improvement across many of our key end markets. For example, sales in the petrol products and lubricant end markets improved sequentially and were higher year-over-year. Paint and coatings sales also rose due to better auto and construction demand. And sales in the bulk and specialty chemical end markets were negatively impacted by ongoing customer force majeure actions and supply chain constraints, but underlying demand still remains solid. We see little indication of customers rebuilding inventory. And while supply chain conditions remain tight, we have not experienced any negative material impact related to sourcing raw materials.

GIP stronger volumes and higher average selling prices drove higher segment sales and gross profit year-over-year. GIP's second quarter adjusted EBITDA rose by roughly $7 million due to higher sales, partially offset by higher SG&A expense, mainly attributed to a $13.5 million of higher incentive accruals for this segment. The business also benefited from a $7 million FX tailwind. And for comparison purposes, please keep in mind that GIP had a very strong Q2 2020, when the segment benefited from panic buying and opportunistic sourcing benefits.

GIP's strong second quarter performance carried over in May, the start of our fiscal third quarter. Global steel drum and rigid IBC volumes both grew by low to mid-double digits on a per day basis versus the prior year, due to stronger market demand and an easier prior year comparison, and that sequentially, versus April, were basically flat. May volumes in our filling business improved notably from early in Q2, which is one indication that conditions in the U.S. Gulf Coast are starting to pick back up.

I please ask you to turn to slide five. Paper Packaging second quarter sales rose by roughly $55 million versus the prior year due to stronger volumes in our corrugated sheet and tube and core businesses and higher published containerboard and boxboard prices. For comparison purposes, the prior year included $35 million of sales attributed to the divested CPG business.

Paper Packaging second quarter adjusted EBITDA fell by roughly $11 million versus prior year, primarily due to a significant $24 million recovered fiber and transport cost headwind. SG&A expenses also increased year-over-year, primarily due to the $11.5 million of higher incentive accruals.

In March, we announced a new set of price increases for recycled boxboard grades with immediate effect in response to strong demand and cost inflation. And we have fully implemented increases on all non-RISI-type customer contracts and will benefit from this in the fiscal third quarter.

Similar to quarter one, demand in our converting operations remain robust. Second quarter volumes in CorrChoice, our corrugated sheet feeder system, were up roughly 37% per day versus the prior year quarter, as demand for durables, e-commerce growth, the auto supply chain and food and beverage remained very strong. Specialty sales, which includes litho-laminate, bulk packaging and coatings, were up more than 31% versus the prior year quarter. Volumes of our tube and core business accelerated through the second quarter and were up nearly 6% versus the prior year.

In addition to continued strong demand in construction and film end market segments, demand for textiles picked up this quarter and reflects a double-digit increase year-over-year in this business.

Paper Packaging's fiscal third quarter is off to a strong start. In May, our volumes in CorrChoice and our tube and core business were up both double digits on a per day basis versus the prior year and reflect flat to single-digit growth sequentially versus April.

I'd ask you now to turn to slide six. I'd also like to take a moment to highlight our ongoing ESG efforts that are embedded into our strategy. In April, we published our latest sustainability report outlining the ESG achievements we made in 2020 as well as the outcomes from our second materiality assessment, which helped to shape our future priorities. We also recently announced a new greenhouse gas reduction target and continue to advance projects to improve our product circularity.

Finally, we are deploying an inclusive leadership program to all global managers throughout the remainder of 2021 to further enhance Greif's already strong engagement culture. I encourage all of you to visit our website to review our sustainability progress and become more familiar with our strategy.

I'd like to now turn it over to our Chief Financial Officer, Larry Hilsheimer.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Thank you, Pete. Good morning, everyone.

Please turn to slide seven to review our quarterly financial performance. Second quarter net sales, excluding the impact of foreign exchange, rose by 13% versus prior year due to stronger volumes and higher selling prices in our two primary business segments. Second quarter adjusted EBITDA fell by roughly 3% versus the prior year quarter. While sales were higher, cost inflation, especially in transportation and OCC, dragged on profits.

In GIP, we are implementing price increases in response to strong product demand and to stay ahead of inflation in order to maintain appropriate profitability. We are working diligently on implementing price increases in Paper Packaging as we respond to robust demand and seek a return to appropriate segment profitability.

SG&A expense rose by roughly $26 million versus the prior year quarter due to roughly $25 million of higher incentive accruals across the company. This year-over-year change is due to an accrual decrease last year, as we forecasted a poor Q3 and second half, which, this year, has swung to an accrual increase due to our anticipated strong second half results being substantially over our budget.

Our second quarter non-GAAP tax rate was 20%, reflecting a onetime benefit of roughly $4 million from return to provision adjustments and reserve releases due to audit settlements and statute expirations. Second quarter adjusted Class A earnings per share rose by roughly 19% to $1.13 per share.

Finally, adjusted free cash flow rose by 60% to nearly $127 million versus the prior year, primarily due to improved profitability and working capital management, partially offset by slightly higher capital expenditures. Trailing 12-month average working capital as a percentage of sales improved by 180 basis points year-over-year to just over 11%.

Please turn to slide eight to review our outlook and key modeling assumptions. We have reintroduced annual guidance given better visibility into the remainder of our fiscal year and continued confidence in our businesses' improving fundamentals. The transformation that we commenced earnestly in late 2015 has produced tangible and meaningful change. With our anticipated fiscal '21 results, we will have more than doubled earnings per share since 2015 despite COVID-19's negative impact. The closure and/or divestiture of more than 70 non-core were suboptimal plants and without any share repurchase benefit. In fact, we currently have 600,000 more shares outstanding now versus the end of 2015.

We forecast our fiscal '21 adjusted free cash flow to range between $285 million and $325 million, inclusive of between $130 million to $150 million spent on CapEx. And we expect working capital to be a substantial cash use this year commensurate with our announced price increases to offset cost inflation.

Finally, we assume that OCC will average $101 per ton for this fiscal year and $122 a ton during our second half. We expect fiscal 2021 interest expense to range $97 million to $101 million and our full year non-GAAP tax rate to be between 22% and 26%.

Please turn to slide nine. We have a consistent, 3-pronged capital deployment strategy focused on reinvesting in the business, returning cash to shareholders and delevering the balance sheet. During the quarter, we paid roughly $26 million in dividends and repaid $235 million in debt. Our compliance leverage ratio was 3.2x as of April 30, 2021, and we continue to drive toward our targeted range of 2x to 2.5x. As a reminder, we will not engage in any material M&A until we're back within that range.

Finally, as we continue to generate cash, pay down debt and reduce leverage, we will shift enterprise value to the benefit of our equity holders and eventually move to a steadily increasing dividend policy.

With that, I'll turn the call back to Pete for his closing comments before our Q&A.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Okay. Thank you, Larry, and I'd ask everybody to please turn to slide ten.

And to wrap it up, Greif delivered really a solid second quarter, and I'm pleased with our business performance. We're making strong progress across all of our strategic priorities and are focused on the operating levers within our control. Our extensive global portfolio, differentiated service capabilities, with our sharp focus on operational execution, positions us to uniquely serve the needs of our customers and generate significant value creation for the benefit of our shareholders.

And I really appreciate your interest in Greif. Amy, please feel free to open the line for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. At this time, we will be able to be conducting our question and answer session. To allow for as many questions possible we ask you to please limit your questions to one question with one related follow up. You may then re-enter the queue for any additional questions. Your first question comes from the line of George Staphos with Bank of America Securities.

George Leon Staphos - BofA Securities, Research Division - MD and Co-Sector Head in Equity Research

So my two questions, and they're related, so we look at the implied guidance for the second half, and you -- this is my phrasing, you're going to be looking at some boomer third and fourth quarter earnings, yet, certainly, inflation has been a major headwind for you. What gives you -- what two or three things give you confidence that the guidance you're giving is manageable, achievable even with that pretty large headwind right now on inflation?

The related question, can you talk to what pricing assumptions you have built into that guidance? And if an existing customer puts in an order today with you, specifically here on URB, what is the price that they are paying versus the May published price?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. George, I'll comment on some of this, and Pete will probably add to it as well. We have a very high degree of confidence on our pattern of working to stay ahead of inflation, particularly in our Global Industrial Packaging business, where we have, I'd say, more direct control on pricing with our price adjustment mechanism contracts but also our openers for other items. The team has been very diligent as we've been talking about inflation for a couple of years now.

And so as we see things playing out in our third quarter, we have pretty good visibility to the fact that our margins are going to maintain and slightly grow in gross profit dollars, and we're confident that, that will maintain into the fourth quarter.

Our volumes in the first month of our third quarter grew at exceptional levels. And so we're not seeing anything slowing that down. We're bullish on the economy, and we're bullish on staying ahead of the inflation. In fact, in the inflationary time, through these PAM adjustment mechanisms, this actually helped our value-add significantly because of just the timing of inventory deliveries against the price increases.

With respect to the paper business, as Pete commented in his remarks, we have executed every dollar of the price increases that we have announced in our non-index type business. In our URB business, 60% of our business is not tied to RISI index. So we have announced $150 since last October, and we're getting every dollar of it in the market.

I don't know, Pete, if you had any other comments.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So George, from a volume standpoint, again, as Larry said, we expect to have a strong end of the -- strong second half volumes really consistent with what we've seen in Q2.

In terms of pricing, to Larry's point, just on URB, to give you perspective, so our backlogs are nine weeks plus in this grade. Our customers are on allocation. We have no capacity to take on any new customers at any price. That's how challenged it is. And as we both indicated, all our noncontract customers were up to full $150 a ton price. And that's a really -- very robust market. Our price guidance into our full year guidance is what we've realized in the indexes today. So it doesn't forecast any future potential price changes, which we're not going to comment on anyway.

Operator

Your next question comes from the line of Gabe Hajde with Wells Fargo.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Listen, I was -- I guess, more of a high-level question, looking at kind of housing starts and just looking at some different research out there, talking about maybe potential for de-urbanization. And like I said, if I look at that 5-year average for housing starts, it was around 1.25 million and projections for that to be 1.5 million plus.

So I was kind of hoping if you could remind us sort of, in your two different businesses, where you're highest exposure to construction and/or tangentially, whether it's carpet tubes and cores and stuff like that. And what that business has looked like maybe over the past couple of years? And then what benefit they can provide?

I know it's difficult maybe more in the GIP business because you don't have great line of sight as to where some of these paints and coatings, et cetera, may ultimately end up. But just directionally, if that's been a drag and could potentially be, like I said, a medium-term benefit for you.

Peter G. Watson - Greif, Inc. - President, CEO & Director

No. Thanks for the question, Gabe. So in our Paper Packaging business, and you said it, our tube and core -- some of the key end markets are carpet and products that will go into a house. And as you know, 2019, we had weak tube and core volumes. That was part of the end markets that were weaker. Those are starting to recover with the growth in homebuilding and home goods, et cetera. So that's part of why we're -- our tubes and cores were up almost 6% year-over-year in the quarter.

Our -- the rest of our Paper Packaging business, CorrChoice and our mills, as you know, are raw material suppliers. So it's more difficult to align the end markets in that business, but it does help indirectly for our mills and for our CorrChoice operations that provide products that go into new homes and buildings.

On our GIP side, when you look at the chemicals our products package, many of those chemicals are flexible foam or rigid foam. And those are all components that either go into furnishings, furniture, laminates, materials that go into home. So it certainly has been one part of the end market segment that has improved and will continue to help our business.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. I'll supplement what Pete said to Gabe, because a little bit of where you're going, not only in construction, but we all know what's going on in the auto segment that where things are robust but shy of where they could be if they had their semiconductors.

What's interesting for us and what we've talked about before, Pete and I had a long view that we talked about even last year in this same call that we thought the economy would recover well right now, and that we thought that by '22, we'd maybe be back to an '18 economy. And that's still our belief.

And what's interesting is that the volumes in our -- the remainder of our year are still projected to be significantly below our '18 levels. So we believe '22 has even more positive in front of us. And now a lot of that, like construction, depends on, can they get labor? Can they get their work done?

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Right. Okay. And then I guess, dialing in on GIP in the second quarter. I just want to make sure that I heard everything correctly. If there's directionally a $14 million swing, I think, in incentive comp, and then $6 million benefit from raw materials last year that did not recur this year. And even if I adjust for the $7 million swing in FX, it looks like there's effectively a 100% drop-through from volumes. And I know that's not the case.

So I'm just curious if you can parse out for us if there's any sort of benefit from better utilization or what the improvement was year-over-year. I know you guys have taken a lot of cost out. So I guess, really what we're trying to understand or I'm trying to understand is what the benefit is kind of go forward, what the normal drop-through should be from volume versus structural cost improvements that you guys have made.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Gabe, the -- one of the big drivers of the improvement in GIP is really about the margin expansion that you've been seeing us drive over the past few years. And we talked about it in prior quarters, the dramatic improvement that we've made in the mechanics of our pass-through mechanisms in tightening up what used to be an unacceptable lag. And that really drives improvement in a period of time when you are having rapidly increasing raw material costs.

So a good bit of this margin expansion, while we have done a good job of improving our cost management, is really the margin expansion relative to pricing processes. And some of that is the annual -- the openers for non-raws. Some of it is making sure that in contract renewals, we have been very aggressive on pricing because we knew we were facing into an inflationary period. And then the last component is the element of the mechanics of the PAMs. The manufacturing cost improvement has actually been a relatively minor part of this. So it's really volume and margin expansion are the two components.

Peter G. Watson - Greif, Inc. - President, CEO & Director

And Gabe, one other part on the volume. We certainly had healthy market demand in our end markets, but we're also seeing really good dividends from our strategic capital investments, particularly on IBC volumes and the IBC reconditioning and our investments in plastic drums. So we've also got three additional blow-molders that are going into Houston, in Shanghai and to Central Europe. So this strategic growth initiative in our resin-based products will continue to benefit that business as well.

Operator

Your next question comes from the line of Mark Wilde with BMO Capital Markets.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

I wanted just to start out, Larry. Can you talk with us a little bit about what we should expect from kind of SG&A in the back half of the year? I mean, it's a big jump here in the second quarter, and it really offset a lot of the improvement in gross profit. It's also above 11% level. So I'm just trying to figure out whether that type of level is something we should expect kind of through the back half of the year.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. It's a fair question, Mark. And we continue to focus on how do we drive SG&A costs out of the business. And some of that has to do with the fact that the SG&A that we took over when we acquired Caraustar was higher than ours, and we continue to work on that. Some of that's been delayed because of the COVID impact on implementing our ERP system. Unfortunately, this pushed us back about six to nine months on various implementations, and that's having some impact on our SG&A costs. The incentive adjustment that we mentioned is just a play just on performance year-over-year, and that will play out over time to get back to the -- our target levels unless we're far exceeding our targets, which is the case this year.

So specifically, though, if I look to the back end of this year, and we do anticipate that SG&A expense for the remainder of the year would be about $0.21 per share of a drag relative to what it was in the first half of the year, and that is because we will start to see more travel and entertainment, particularly relative to last year, but even relative to the first part of this year. Now we're not going to go crazy on any of that stuff. We're going to manage that to be significantly lower than it was pre-pandemic. But it is going to be higher in the second half of the year.

And if I look at operations as a whole, if I just walk you, so the first half of the year was $1.74 EPS. Operations, excluding the OCC impact, is going to be a lift of about $2.22 a share. That offset in there is $0.21 a share of higher SG&A expenses in the second half of the year versus the first half, and part -- about $0.13 of that is additional incentive increases for -- in the second half of the year as it's earned out over the remainder of the year. Then you've got OCC offsetting things about a $0.60 impact higher OCC in the second half of the year than the first half. And I might just as well finish this walk, $0.07 benefit, lower interest expense; $0.51 a share higher tax expense because of the higher earnings; and then there's a $0.04 of the NCI and other miscellaneous stuff gets you to $2.96 for the second half of the year versus the first half $1.74. Hopefully, that's responsive.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

All right. And then just as a follow-on. I'd like to kind of double back on George's question around pricing. You talked about sort of the fact that these open markets, non-indexed URB prices that had been fully passed through. I'm just curious, if we think about the paper segment overall, what would be an approximate number on kind of just quarter-to-quarter improvement as we go into the third quarter?

As I look at it, it seems like you must have had limited benefit in the second quarter from that second containerboard price hike. And I'd also like to get -- so if you could confirm that. And then I'd also like to get some sense of where pricing is actually moving in the uncoated business on the converted products. So you've raised kind of open market URB prices, but what's happened to tube and core prices? And what's sort of a cadencing for kind of roll-through in converted products?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So let me talk first about containerboard, Mark. As you know, that flowed through. The benefit to our mill system started at the end of the last month of our second quarter. So we'll have full capture in Q3 on that $60 a ton increase. So we've got full capture on that.

Downstream in corrugated, it's been a very strong market. We have actually got benefit of that very quickly after the containerboard increases. So Q3 in our corrugated and containerboard system will have full implementation. That has been offset by higher OCC and higher chemical costs, adhesives, et cetera. But from a pricing standpoint, we've captured that fully, plus some in our converting.

And uncoated, so we've announced $150 a ton. The index has only recognized $80. And as we both said, we have raised all our noncontract prices, the full $150 a ton price an immediate effect.

Downstream in tube and core, it's very similar to our corrugated implementation. It's been very strong. We've been very aggressive with it, and we are fully capturing that business, pricing on the tube and core business. And really, if you look at PPS performance overall, our converting businesses, CorrChoice and tube and core, performed at very high levels. The big challenge we had is in our mill system, where we have the price/cost squeeze with OCC and chemicals and catching up on the price.

So you'll start seeing in Q3 and Q4 that realization is -- of price. On coated CRB, we don't have downstream capability. We most recently announced $50 on that effective July 5th. So the index has only recognized $70. And again, the noncontractual customers that are related to index are all up. The $140 and the $50 will be implemented in July 5th. So I hope that covers what you're looking for.

Operator

Your next question comes from the line of Adam Josephson with KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - MD & Senior Equity Research Analyst

Larry, one on tax. So if I go back to your Investor Day in mid-2009, you were talking about a significant improvement in your tax strategy, and you mentioned your long-term targeted adjusted tax rate range was 26% to 30%. If you hit the low end of your guidance this year, you're going to be down to 22%. So it strikes me as an exceptionally low adjusted tax rate, even compared to what you were thinking two years ago when you had mentioned all the improvements you were making in your tax planning.

So can you just help -- and over the past four years, I think you've consistently outperformed your tax rate guidance from the start of each year. So what is your long-term tax rate expectation? Is this your anomalous in any way? And just help us understand what's going on there because you've been meaningfully undershooting the mark on tax.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. I think, actually, if you look at on an annual basis, most of the time, we've been within the range but on the lower end of our range. But the -- you're right, when we did that conference back in '17, that was what we'd laid out, but that was also pre tax reform, which lowered the U.S. tax rate pretty significantly. And that obviously was a benefit of a few points on the range that we provided then to where it is now.

The other element that's impacting our tax rate is I also had alluded at that point that we had a lot of reserves set up for some planning things that were -- which were of a nature that required us to have a reserves established. We've worked through a lot of the statutes of limitations and a lot of exams in the U.S. and in other countries around the world. And as we've gotten through those, we've gotten favorable settlements on a lot of things, and that results in those reserves being released because there's no longer contingent tax liability related to those. And those things are what's causing some of the bumpiness in the tax rate on an overall basis.

But if I think the go-forward becomes more difficult to project at this point just because of what's going on in the -- within the new administration and their view on U.S. taxes on corporations but also, the work that they're trying to do globally to get into setting up minimum taxes on certain areas. So it's difficult for me to tell you right now what I anticipate our expected tax rate to be. I would say that if there was no changes in the current tax structure that over the next two to three years, I would expect that our range would come down another point or so because of some other things that we've got going on relative to tax planning.

And so I think our tax team has done a very, very good job of executing on the strategies that we were referencing back in that '17 call. We've got another one or two arrows in the quiver that we're going to do, and as long -- and again, that is just subject to what happens on tax reform.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - MD & Senior Equity Research Analyst

Got it. I appreciate that, Larry. And on cash flow, can you help us with the -- you mentioned you expect a substantial working capital drag this year. Can you quantify that? The reason I ask is your CapEx is going to be below normal this year. You'll have a significant working capital drag. I'm just trying to project to next year because obviously, the midpoint of your guidance this year is about $300 million. Next year, your commitment is around $430 million, so it implies about $130 million of improvement. Part of that would be working capital presumably no longer being a drag and maybe who knows what will happen with EBITDA next year. But I'm just trying to understand the working capital and CapEx components, specifically this year versus potentially next year.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. And I mentioned in my comments the phenomenal job that our teams have been doing on managing working capital as a percentage of sales, which is the primary measure we look at because the cost of inventory is something that's much more difficult to control, whether talking about OCC or steel or resin.

When you look at steel or resin, they've effectively both doubled in cost over the last eight months, and that then translates into obviously higher sales prices, higher receivable balances and higher inventory. And that's what creates the working capital drag. It's all driven by cost. It's not driven at all by poor management. As a matter of fact, our management of working capital has been incredibly strong. So that's what's causing the drag. It's what, Matt, roughly $80 million?

Matt Eichmann - Greif, Inc. - VP of IR, External Relations & Sustainability

Yes. I was going to say, if you look at '18 levels, it was a drag of, call it, $35 million, and that's pre-Caraustar. So it's going to probably be double that kind of to Larry's point.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes, $80 million probably. And on CapEx, I mean, the frustrating thing for us on CapEx is we're ready able and willing to spend, but the reality of what's impacted our CapEx spend is things out of our control. It's -- you can't get the deliveries. I mean, people are running behind on producing equipment and -- the IT piece -- which, yes, I was going to go on to. We have not been able to execute, as I mentioned, in response to Mark's question, a lot of ERP implementation because of COVID travel restrictions. And so that has deferred the spending on the IT side as well.

So we go in -- we went into the year with a plan to spend in that $150 million, $170 million range. And now obviously, we're looking at $20 million less. Again, our plan into the future, and we haven't budgeted for next year yet, but it would be that it would be up higher because we have lots of things we would like to get done, but we're captive to what we can get delivered.

Operator

Your next question comes from the line of Ghansham Panjabi with Baird.

Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

This is actually Matt Krueger sitting in for Ghansham. So given all the moving pieces on a year-over-year basis for the back half of the year, I was just, first, hoping that you could provide some added detail on the expected weighting of EPS between the two remaining quarters for the back half of the year. I mean, just given the meaningful acceleration implied some of the comparison issues and then obviously, all the pricing that's being layered in, any help there would be great.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Sure. I mean, I would say this, we get into this every year about what's going to be better, Q3 or Q4. And a lot of it just goes to when does the ag season harvest. I would tell you that going in, our assumption is that it's going to be sort of a normal pattern and that our Q3 would be stronger than Q4, but they are not substantially different. I mean, you can basically take that differential on our EPS from that $2.96, divide it by two, and you skew it a little bit to three and a little less to four. And that's essentially it. I mean, it's not -- there's not a huge difference between the two quarters.

Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

Great. That's really helpful. And then I was just hoping that we could get some more detail on what the estimated impact from Winter Storm Uri was on the Global Industrial Packaging business. Anything you can provide from a volume perspective, and then also, any margin impact as well would be great.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. We -- in looking at that, we had about 41 production days across a number of plants. Now it's not -- so take about five days from -- or six days on a few of them, where production was just shut down and it impacted sales. So from a volume perspective, it was about a $1.5 million dollar impact. We had substantially increased utility costs after the storm that we -- was another $1 million or so. And then we had some broken pipes and those kind of things from freezing because they don't have insulation down there. It was another $100,000, $200,000. And so you got about $2.7 million of actual cost.

Now there's a lot of indirect stuff there that you ended up with force majeure actions going down into some of the businesses of our customers being impacted by things they couldn't get orders, and that impacted things. We did not try to figure out all of that. We do know that our Gulf Coast regions' volume levels are significantly less than the other areas of the world. That gives us cause for optimism going forward and into '22 because as Pete mentioned, we're really -- we're just now starting to see volumes in our filling business start to pick up, and that's a very good sign for us. So we're pretty bullish going forward. But it was about $2.7 million.

Operator

Your next question comes from the line of Justin Bergner with Gabelli.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

One big picture question and then just a couple of specific cleanups. Big picture, outside of URB, are there other parts of your business in Industrial Packaging or Paper Packaging, where you're sort of unable to meet incremental demand?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Supply chains are tight. Our demand is really robust. We are meeting demand for our customers. My comment, Justin, was really that anybody that's new that we don't do business with that would like to do business with us, in that substrate, we just can't because our backlog or demand is so great. But we have actually grown other parts of our business because of our reliability. Now that has forced a lot of overtime and a lot of 6- and 7-day work weeks.

But URB is a little more severe. We are doing a really good job serving our customers and ensuring that we're meeting their needs. And actually, in our GIP business and our converting business in paper, we're actually making some inroads because of that reliability. And it's all related to our customer service scores continue to improve in spite of a tough demand environment.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Okay. Then moving to the specific questions. Just to clarify, the $25 million incentive accrual headwind, that was all in Q2, and then there'll be a smaller incremental effect in the second half. Is that incremental to the first half or incremental year-on-year?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

So yes, the $25 million was a -- or $24.6 million was a combination of last -- so that was a year-over-year, Q2. And last year, we had -- we decreased the accrual for incentives. And this year, we increased the accrual for incentives relative to what we had budgeted. So that was -- that $25 million in the first. The second half is about the same. Again, for the remainder of the entire year, it's about $52.6 million -- not about. It's $52.6 million is what we're currently planning on a year-over-year higher incentives.

Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst

Okay. And then lastly, just on the tax rate. You mentioned that the tax rate might come down to 100 basis points, but that's not from the 26% to 30%. That's from the 26% to 30%, which initially had come down a few hundred basis points because of the tax reform bill, correct? So it might be -- it's more than 100 basis points down from the 26% to 30%, just to clarify.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Oh, yes. No, no. Yes, I'm talking about from where we're at now and where we're guiding to where we think we'll be going forward.

Operator

As a reminder if you would like to ask a question, please press star and number one on your telephone keypad. Your next question comes from the line of Mark Wilde with BMO Capital Markets.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

Yes. Just a few follow-ups here real quickly. One, on the land sales, the gross price, that was just absolutely exceptional. Can you talk with us about sort of how the tax leakage looks and how you're thinking about the balance of the portfolio in the land business? Have we ever get down to a point where just scale in that business is an issue?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. Sure, Mark. First of all, I'll just say -- I'll answer your second question first. We don't have any intention to liquidate any more of our land portfolio. We talked about that for strategic optionality. We view it that way. It obviously helps us on our interest rate, and we like the business. And we had some unique circumstances. I mean, we always talked about rainy days, and I think it was raining pretty hard last year. So we decided to execute on it.

And that goes also to the other factor that drove that. Because of some other tax planning that we had been doing relative to timber gains that had been deferred from transactions a decade ago, we recognized that we had some capital losses that were available for us to utilize to offset gains on timber transactions. And so that played into what we executed on.

The gain ended up being more than we thought because, as you said, we got values per acre that were outside anything the bankers told us they thought they could get, which is obviously good news. But as to tax leakage, it was minimal. We had -- we were basically able to utilize other tax loss carryforwards that we had available to us to eliminate any federal tax. We had some small state and local taxes, and that was it.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

Okay. Another follow-on I had was probably perhaps more for Pete. And that is just can you give us a sense of sort of size and approximate market share in the IBC business? I remember when you bought Fusti about 11 years ago, it was kind of the #3 player in the market. Schütz is kind of the dominant guy, then Mauser. And so I think your strategy was to kind of expand their geographic footprint and try to pick up some share.

So I wondered if you could just give us a sense of how big that business is right now and sort of where you'd see yourselves vis-a-vis the competition. And finally, how rapidly is that market growing overall right now?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes, Mark. So we've got [between 10-20%] (corrected by the Company after the call) global market share in IBCs and IBC reconditioning. And we're third behind the two privately held companies, Schütz and Mauser. We've stated that, that's a high-growth area. We've made capital -- strategic capital investments. We now have 20 IBC blow-molders around the world. We're in the process of adding three. That is a business or a product line that's growing mid- to high single digits. So it's the fastest-growing product line on a global basis in our portfolio.

And I think what's really important, too, is in the last two years, we've either done joint venture partnerships or strategic partnerships with reconditioners to create a really compelling end-of-life product service. And that creates a really circularity play for IBC. So it's really an important part. And right now, our biggest footprint is in Europe. We are growing our North American footprint. And as I said, we're adding a second line into Asia now in China.

So -- and also from -- if you look at our product portfolio in GIP, prior to this strategy, where over 60% of our product mix was in steel drums, that's moved to 50%. And our resin-based products now are a little over 20%. So you'll continue to see that transfer and switch in terms of portfolio mix a little bit more into resin-based products, IBCs, plastic drums and less on steel drums.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst

Okay. And then if I could slip one more, Pete. I just wanted to talk briefly about the boxboard business. One thing is, I'm assuming that some of that tightness that you're experiencing in URB is the outcome of having shut down Mobile. But I'm just curious, you've got those two coated mills. And I wonder whether you might convert to URB at one of those mills, and whether in the CRB business, the two remaining mills, whether they kind of risk being kind of behind the technological curve.

It just seems like with what Graphic is doing at Kalamazoo, we're seeing more and more of the CRB business move to fourdrinier machines that can do kind of multi-plys and maybe offer customers improvements in performance and basis weights. So just to get your thoughts around potential conversion and where you stand from just a technological standpoint there.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. On the URB side, we closed the mill -- two machines mills in Mobile's 140,000 tons. That was a combination of -- it was a really high-cost Q4 mill that when we ever had economic downtime back in '18 and '19, it was always in that mill. And it needed a pretty significant amount of capital, so we decided to close it. The benefit, obviously, was that it created more volume in the rest of our system. We do have the capability in one of our CRB plants to run both URB and CRB, and we do that now. So there's a possibility that, that machine could run more URB products in the future. I'm not going to say that's what we're going to do.

So it really leaves us with two pure-play CRB machines, one in the Midwest and one in the West Coast. They're operating fairly consistently now. We have nice niches in those markets. So I wouldn't say we compete specifically with some of those newer machines. But we find our niches really high service, very responsive. So I think those two machines will stay CRB.

What we do in the future regarding our boxboard system, we're evaluating some of that, but we really don't have anything material to comment on that right now. But we are evaluating that.

Operator

Your next question comes from the line of George Staphos with Bank of America Securities.

George Leon Staphos - BofA Securities, Research Division - MD and Co-Sector Head in Equity Research

My line disconnected. Two quick sort of cleanups for me. One, Pete, I think you mentioned that URB lead times are nine weeks. If you could affirm that or correct that if I got it incorrectly. And really, more relatedly, what are you seeing right now in terms of your lead times as you -- and backlog as you can measure them on the containerboard side?

And then on CapEx, recognizing it wasn't your choice, you're going to be $20 million lower this year. Where are you finding you can't spend? You mentioned ERP systems, I think, in answering Mark's question earlier. Are there any places where that lack of being able to install what you wanted is creating stress in your business? And therefore, are there any sort of important things we need to focus on for '22 in terms of what you need to get bolted in so that the year progresses like you'd like? And should we just similarly expect if you're at $130 million to $150 million this year, that maybe next year is pushing you closer to $200 million as we do normal, plus add on another $20 million?

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. George, just to comment. Backlogs in URB are at nine weeks. Containerboard is eight to nine weeks depending on machine. So they're really robust markets, and those backlogs reflect that.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. On CapEx, George, the delay in the ERP system is not anything that's going to materially impact our operations in any negative way at all. It does delay some opportunities for efficiency gains and back-office operations and that kind of thing. But it's not significantly material.

The other element on the CapEx is growth plans where we have things where we're going to put in, like new paint lines or new other equipment or things like that, and we just can't get the deliveries. We're still able to operate. It's not impacting that. It's just not, again, allowing us to get to the improvements that we've been working to build.

As to whether it will end up resulting in extra spend next year, probably not because you get into just a human capital capacity of what you can get done in a given year. So I would expect, but we haven't finished our process yet for budget for next year, that we'll be back in $150 million to $170 million. But that could change, and we'll talk about that as we go into guidance in our December call.

Operator

Your final question comes from the line of Adam Josephson with KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - MD & Senior Equity Research Analyst

Just a two-part one, Larry. So when you talk about reinstituting guidance just based on better visibility, is that better visibility because you only have five months left in the fiscal year at this point? Or because there's much less macro uncertainty? And how does that relate to what you might do next year in terms of giving guidance at the outset of the fiscal year?

And the other question on -- I had was, I guess, given that the beat relative to your initial guidance in the quarter was because of FX and tax, both of which are effectively nonoperational, why preannounce the quarter?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

On your first question, it's both, Adam. The -- in fact, we only have five months left, plus the fact that the economy has played out like Pete and I thought it was going to. And it just became more reaffirming. And so we feel very confident about our view of the remainder of the year. I can't imagine any reason why we would not give annual guidance in December. We -- that's been our plan is to go back to our old practice.

Relative to why did we preannounce, I've always operated on, if you're going to -- something's going to change more than 10% from what you've already got out there, then you probably ought to tell people that when you know it. So we use that as our guidance as to why.

And the one thing I would comment on is, yes, you're right. You can analyze it to say that this was really about FX and tax, but that doesn't take into account the phenomenal improvement in operating performance in GIP, which overcame transport, higher other costs, overtime cost and incentive accrual adjustments. So we're pretty bullish about where things are right now.

Operator

This concludes our question and session. I will now turn the call back over to Matt for closing remarks.

Matt Eichmann - Greif, Inc. - VP of IR, External Relations & Sustainability

Thanks very much for joining us, everyone, today. And we hope you have a great remainder of your week and a pleasant weekend ahead. Thank you.

Operator

This concludes today's conference call. On behalf of Greif, we thank you for participating. You may now disconnect.